Exhibit 10.5

RTGV, Inc.

The Future of Hi-Tech Internet Media

Executive Summary

Introduction

RTG Ventures, Inc. (NASDAQ  RTGV.BB) is a full reporting NASDAQ Bulletin Board listed company. Following a share exchange between RTGV and Cloud Channel Limited, a privately owned UK company, RTGV will will operate in the fast moving and rapidly growing digital media market, and its business model will promote diversity and creativity in order to identify and exploit clearly defined opportunities for the benefit of its shareholders and customers. This document is an executive summary of a full business plan to grow RTGV, Inc. to revenues of $50m within 3 years.

Mission

RTGV, Inc.'s mission is to develop cutting-edge new media companies which anticipate the direction of digital media through its first focus, live music, to become the platform of choice for all media rights owners seeking to monetize their assets.

Business Model

RTGV, Inc. will operate with three trading divisions: Media Systems, Payment Systems and Software & Services. Each division will contain autonomous corporations with individual business plans, strategies and targets.  While many of the subsidiary corporations will be acquired in order to support the corporate vision, RTGV, Inc. will also create its own start-ups within the corporate framework in order to be able to exploit new technologies.

As of 9th March 2010, two companies have been acquired; Digital Clarity and BMC Ltd and one technology has been exclusively licensed, iPayu. Additional companies are in the pipeline.

Media Systems

Business-to-Business Products:

RTGV, Inc. will develop a suite of products and services to enable media rights owners to monetize live performances and pre-recorded live content through “at event support”, Web TV and digital distribution platforms. Media can be taken in any format and can be broadcasted to any device in any format with a robust payment model embedded into the distribution platform. RTGV, Inc. enables rights owners to keep total control of their own content including the ability to set pricing and report on distribution for each media item by geography.

Consumer Products:

RTGV, Inc. will deploy its own Web TV channels with subscription, pay-per-view and advertising supported content. These will include a website devoted to live entertainment and niche web TV channels, one of which will be launched every three months.

Payment Systems

RTGV, Inc.'s Payment Systems business will be operated by its wholly-owned subsidiary, Paylogy and features proprietary mobile payment technology that will be rolled out to UK merchants and embedded into RTGV, Inc.'s products.

Paylogy's platform allows consumers to exchange value using short messaging service (SMS) texts.  It is built on a banking solution, making settlement easy. Importantly, it allows merchants to bypass the expensive settlement systems operated by Visa, AMEX, Mastercard etc to increase margin on every transaction. Paylogy's payments can also be 'tagged' for specific uses creating a text based electronic gift voucher system

Software & Services

RTGV, Inc.'s Software & Services division acquires companies that either add value to its other divisions, or which have the capability to exploit new proprietary technologies for the benefit of its shareholders.

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Digital Clarity is a digital marketing agency with a blue chip client list and specific expertise in search engine, social media and electronic marketing. In addition to providing essential services to RTGV, Inc. businesses, Digital Clarity will continue to grow its business organically and by acquisition.

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Bitemark MC Limited is a designer, manufacturer and distributor of consumer electronics, giftware and general merchandise.  With specific expertise in sourcing very high quality goods in small production runs in the Far East, and a tested global logistics capability, BMC offers RTGV Inc's companies the ability to create physical products and bring them to market fast.

Sales

Percentage of Revenue	Year 1	Year 2	Year 3
Media Systems	11.5%	34.3%	47.3%
Software & Services	53.9%	30.2%	28.2%
Payment Systems	34.6%	35.5%	24.5%
TOTAL REVENUE	$5,608,570	$27,804,374	$56,005,075

The Market

TV for Web is growing especially quickly as established broadcasters scramble to monetize their libraries online. Open standards are currently being agreed for set-top devices that will enable Internet broadcasts to be streamed direct to TV. Analysts at Forrester Research predict that more than two thirds of Britons will be watching TV over the Internet by 2014. Key drivers in adoption are faster Internet speeds and improved viewing reliability of services such as the BBC's iPlayer which have already broadened the appeal of TV for Web.

The first vertical markets to be addressed by RTGV, Inc. will be music and certain defined niche markets. The online music business is already established, but opportunities still exist and the market is expanding. In 2008, Europeans spent nearly $620m on online music and by 2014 and Forrester Research predicts this will rise to over $4bn. Fast growth opportunities in the online music business remain.

Live music rights owners are currently faced with two main options for monetizing their assets: YouTube  / Vevo and Hulu.com.  RTGV's offer will complement the existing channels and may even draw content through them.  RTGV's executive team has a strong network in the global entertainment business and its public status should allow the industry to rally behind the platform.

Core Strengths

•	Strong international management team
•	Market leading technology to deliver high volume streaming
•	Unique payment systems to monetize broadcast on a pay-per-view basis
•	Public company status will appeal to rights owners
•	Flexible business model
•	Significant liquidity
•	Low cost base

Executive Team

Chairman: Neil Gray has operated a privately owned business consultancy working with associates across different time zones. He has a variety of interests some of which are real estate, wealth protection and commodities. Between 1999 and 2007, Neil was involved as an officer and equity participant of a privately held UK based Healthcare Group where he created a stable, conservative growth model to establish growth organically and by acquisition through operational knowledge and accurate prediction of cashflow/interest rates within the group’s debt/equity structure. The group’s interests were not restricted to the UK with alliances and interests developed into the European Union.A Chairman has been identified and will be announced shortly.

Chief Executive Officer: (CEO) Barrington J. Fludgate is currently RTGV Inc.'s Chief Financial Officer and has been associated with RTGV since 2003. He has previously served as Chairman and CEO of a NASDAQ company which he founded. He was also the designer of one of the world's largest installed banking systems and as such is an expert in financial systems. With dual nationality, Fludgate has successfully brought UK companies into the US market

President: Dominic Hawes-Fairley is a successful entrepreneur with a strong background in marketing technology and media companies.  He has spent the last ten years building or consulting businesses in rapid growth and has been an early adopter of new technology who has recently focused on cloud computing and the retail market.  He previously served as Vice President Marketing at Europe's largest business incubator where he helped portfolio companies define and execute their business models. He brings this experience to RTGV and in addition to driving corporate strategy, will serve on the board of subsidiary companies.

Director: Chair, Audit, Nomination / Compensation Committees: Linda Perry is currently the CEO/President of RTG Ventures, Inc. She has had extensive experience in global businesses at Board level with specific expertise in organization design/structure, executive compensation, management succession planning, and corporate governance as well as general management responsibility. Her expertise in acquisition integration and/or divestment led to the successful sale of several entities for the benefit of their shareholders.

Organization Strategy

RTGV's model is a lean corporate management, sufficient to establish strategy, pace business development organically as well as by acquisition, develop partnerships and alliances, and identify cost-effective creative financing. Acquisition targets will be private companies with proven, effective management, who have tested business plans, are operating successfully and generating revenues and positive cash flow.

RTGV will install state-of-the-art web-based Enterprise Resource Planning (ERP) software into each acquisition providing real-time accounting at group and subsidiary level including consolidated balance sheets and profit and loss reports.  Each operating company will have agreed Key Performance Indicators by which to manage their businesses, all of which are also reported at both company and corporate level in real-time.

RTGV will strive to move to a full NASDAQ listing, while always being set up to sell should the opportunity present itself. During the course of the business evolution, it may be appropriate to spin-off one or more of the stand-alone businesses if the economics and ROI makes sense for all stakeholders.

Model for Acquiring Companies

RTGV Inc. is a fully reporting NASDAQ Bulletin Board company, which currently has over 2,000 shareholders. Acquired companies will receive a contract for preferred shares that will be delivered and converted into tradable common stock in 12 months after each acquisition according to the following methodology:

•	Each company is valued 12 months forward using forecasts submitted by the company and agreed by RTGV;
•	On acquisition, 125% of the number of preferred shares will be placed in escrow with RTGV, Inc.'s transfer agent;
•	At conversion, valuations will be adjusted up to a maximum of 25% in either direction using performance against forecast;
•	Preferred shares will be converted into common stock at a ratio of 1:1 using the average share price of the 30 days preceding the conversion to make up the revised valuation.

Headline Financials

US Dollars (millions)	Year 1	Year 2	Year 3
Sales	5.3	27.7	58.3
Cost of Sales	1.9	11.2	27.4
Gross Profit	3.4	16.5	30.9
Gross Profit (%)	64.15%	59.57%	53.00%
Overheads	3.6	9.4	17
Net Profit	-0.2	7.1	13.9
Net Profit (%)	-	25.63%	23.84%